UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  June 1, 2006

U.S. PREMIUM BEEF, LLC
(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

333-115164	20-1576986
(Commission File Number)	(I.R.S. Employer Identification No.)

12200 North Ambassador Drive Kansas City, Missouri	64163
(Address of principal executive offices)	(Zip Code)

(816) 713-8800
Registrant's telephone, number, including area code

            Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 1 and 3 through 9 are not applicable and therefore omitted.

Item 2.01 Completion of Acquisition of Assets.

     On June 1, 2006, U.S. Premium Beef, LLC's majority owned subsidiary, National Beef Packing Company, LLC ("National") completed the acquisition of substantially all of the assets of Brawley Beef pursuant to a Contribution Agreement between and among National, Brawley Beef, LLC ("Brawley Beef") and National Beef California, LP ("NBC") (the "Agreement"). U.S. Premium Beef, LLC (the "Company") consented to the Agreement.  NBC is a newly formed limited partnership with National Carriers, Inc., a wholly-owned subsidiary of National, acting as its general partner. Brawley Beef is an alliance of cattle producers in Arizona and California who supply its state-of-the-art beef processing facility in Brawley, California. The facility commenced operations in December 2001.

     Pursuant to the terms of the Agreement, Brawley Beef contributed substantially all of its assets with a book value of approximately $104 million to NBC in exchange for limited partnership units of NBC, and NBC assumed approximately $72 million of Brawley Beef's debt and current liabilities. Brawley Beef then exchanged all of its NBC units with the Company for 44,160 new Class A Units and 44,160 new Class B Units. (As a result of that exchange, following the transaction Brawley Beef owns six percent (6%) of the Company's issued and outstanding Class A and Class B Units.)  The value of the Units issued by the Company was determined to be $7.3 million based on recent trades at the time the Agreement was negotiated. Under a separate unit exchange agreement between the Company and National, the Company exchanged the NBC units acquired from Brawley Beef for 5,899,297 Class A units and 664,475 Class B-1 units issued by National.  As a result, the Company's ownership interest in National's Class B voting units increased to 54.76%.

     Adjustments to the purchase price will be made based on changes in the working capital and debt of Brawley Beef prior to the closing date. For accounting purposes, the closing is deemed to have occurred on May 30, 2006.

     Concurrently with the transfer of assets, Brawley Beef entered into long-term cattle supply agreements with both NBC and the Company under which Brawley Beef became a member of the Company and committed to supply approximately 275,000 head of cattle to NBC's Brawley facility.

     Under the terms of the Agreement, Brawley Beef made customary covenants, representations and warranties and agreed to indemnify NBC and National for breaches of these representations and warranties. Brawley Beef can satisfy these indemnification obligations over a three-year period with a combination of cash, deductions from payments under certain cattle contracts or surrender of its Units in the Company at a value of $165 per Unit. In addition, Brawley Beef pledged its Units in the Company to NBC to secure its obligations under the Agreement. Brawley Beef's obligations under the Agreement and cattle supply agreements are also supported by limited guaranties from its members.

SIGNATURE

             Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

U.S. PREMIUM BEEF, LLC

By  /s/ Steven D. Hunt
      Steven D. Hunt,
      Chief Executive Officer

Dated:  June 5, 2006